EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into effective the 6th day of November, 2007 by and among BIOANALYTICAL SYSTEMS, INC. (“BASi”, “Company”) a corporation organized under the laws of the State of Indiana, and Edward M. Chait, ("Employee") as Chief Business Officer of BASi. This agreement replaces and supersedes the employment agreement between BASi and Employee dated August 1, 2005.

Preliminary Statements:

A.        BASi is engaged in the business of providing contract research services and manufacturing and distributing scientific instruments. The Company is in the business of conducting laboratory experiments and research on behalf of other businesses (“Business”) which is expected to add significantly to the value of the Company and BASi.

B.        Employee is experienced in the Business, and is familiar with the management and operations of the Company. The Company wishes to continue to employ Employee on the terms and conditions contained herein.

In consideration of the premises and mutual covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE 1

Term, Compensation, and Benefits

Section 1.1. Term The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement until December 30, 2010 (the “Initial Term”). The Initial Term shall be extended for successive one year periods (the "Additional Terms," and together with the Initial Term, the "Employment Period"), except that if either Employee or Company gives the other party written notice at least ninety days (90) before the end of the Initial Term, or any extended term, then this Agreement shall expire at the end of its then current term. The Employee shall take absences at such time as shall be approved by the Chief Executive Officer.

Section 1.2 Compensation and Benefits

Section 1.2.1 Salary: BASi will pay an initial base salary of $13,750.00 per month. Salary shall be paid in equal semi-monthly installments in arrears. All amounts to be paid hereunder shall be paid in accordance with normal payroll procedures of the Company and shall be subject to all required withholdings and deductions.

Section 1.2.2. Stock Options: Employee has been granted options to purchase BASi shares. Such options will continue under their initial terms and conditions. Company may also grant additional options to employee at the discretion of its Board of Directions, with terms and conditions determined at the time of grant.

Section 1.2.3. Bonus: Employee will also be eligible for bonus grants under bonus plans adopted by the Company at the discretion of the Compensation Committee of the Board of Directors.

Section 1.2.4 Vacation Policy: During the initial term, Employee will accumulate one (1) vacation day per month in accordance with policies described in the BASi Employee Handbook. Employee shall also be granted an additional ten days vacation at the start of the initial term, and again at the start of any subsequent term, effectively granting employee 15 years seniority. Employee's compensation shall continue to be paid in full during this period. Any vacation at the end of any year ending on an anniversary date shall carry over to the following one-year period commencing on such anniversary date (the “Following Year”), but shall not carry over beyond the Following Year. Vacation time not used prior to the expiration will be banked for short-term disability as described in the BASi Employee Handbook.

Section 1.2.5 Other Benefits: During the Employment Period, the Employee shall be entitled to participate in all employee benefit plans which are generally made available to employees of the Company, subject to the eligibility, qualification, waiting period and other terms and conditions of such plans as they shall be in effect from time to time unless listed herein as exceptions from those terms and conditions. The highlights of the benefits are as follows: group health insurance (after ninety days); two weeks unpaid vacation (optional); term life insurance ($100,000); long term disability insurance; and a 401K deferred tax savings incentive/profit sharing plan. Optional participation benefits include a flexible spending account, dental, vision, and short-term disability.

ARTICLE 2

Duties

Section 2.1. Duties During the Employment Period, the Employee will be the ranking operations officer of the company, with responsibility for the commercial operation in the CRO Services and instrument manufacturing segment of our business. The Employee will lead the GM site managers, Director of Manufacturing and Engineering R&D, provide operational and technical support for the Business Development and Marketing areas of the company. The Employee will be called upon to perform certain services for the Company including, without limitation, the following:

a)	Manage all of the company’s commercial operating units
b)	Motivate, lead and teach qualified staff to meet or exceed expectations.
c)	Develop and manage resources (staff, facilities, and equipment) to deliver new business and maintain current clients.
d)
Work jointly with the CEO, CSO and Corporate Director of Quality Assurance to insure scientific regulatory compliance and with the CFO to ensure SEC compliance. You would be expected to provide accurate financial information and meet all financial disclosure requirements..

e)	Manage and foster new and existing relationships with clients in cooperation with the Vice President of Business Development.
f)	Enhance the professional image of BASi in public forums.
g)
Engage in benchmarking against competitors, understanding of best practices and guide the company to alternate strategies and generally become knowledgeable about the drug development and medical device industries.

h)	Manage the company’s Engineering R&D and Intellectual Property
i)	Deliver revenues and profits based on budgeted expectations

Section 2.2. The Employee shall serve the Company by performing such other services as the Company may reasonably require to conduct the Company’s business. The Company shall also have the absolute right and power to direct and control the Employee in carrying out duties assigned by the Company, including, but not limited to, the right (1) to review, modify and cancel all work performed, and (2) to assign specific duties to be performed, including the general means and manner by which such duties shall be performed. Notwithstanding any other provisions of this Agreement, the Company shall not impose employment duties or constraints of any kind upon the Employee which would require the Employee to violate any ordinance, regulation, statute or other law. The Employee shall devote his full working time, attention and energy to the performances of the duties imposed hereunder. The Employee shall conform to such hours of work as may from time to time reasonably be required of him and shall not be entitled to receive any additional remuneration for work outside his normal hours. The Employee will NOT be held financially, legally, or otherwise liable for any past practices or actions or decisions made by BASi, or its predecessors prior to the start of the Employee’s beginning date of employment.

ARTICLE 3

Confidentiality and Other Matters

Section 3.1. Confidentiality Agreement. The Employee, prior to and during the term of employment under this Agreement, has had and will have access to and has become or will become familiar with information, whether or not originated by the Employee, which is used in or related to the Business or the business of BASi or certain subsidiaries or affiliates of BASi and is (a) proprietary to, about, or created by the Company its subsidiaries or its affiliates; (b) designated as confidential by the Company, its subsidiaries or its affiliates; or (c) not generally known to or ascertainable by proper means by the public ("Confidential Information").

Further, the Employee has had and will have access to items proprietary to the Company, its subsidiaries or its affiliates ("Proprietary Items"). "Proprietary Items" shall mean all legally-recognized rights which result from or are derived from the Employee's work product or the work product of others made for the Company, its subsidiaries or its affiliates, including all past, present and future work product made for the Company, its subsidiaries or its affiliates, or with knowledge, use or incorporation of Confidential Information, including, but not limited to works of authorship, developments, inventions, innovations, designs, discoveries, improvements, trade secrets, trademarks, applications, techniques, know-how and ideas, whether or not patentable or copyrightable, conceived or made or developed by the Employee (solely or in cooperation with others) or others during the term of this Agreement or prior to or during his tenure with the Company, or which are reasonably related to the Business or the business of BASi or certain subsidiaries or affiliates of BASi or the actual or demonstrably anticipated research and development of the Company.

The Employee agrees that any Confidential Information and Proprietary Items will be treated in full confidence and shall not be used, directly or indirectly, by him, nor shall the same be disclosed to any other firms, organizations, or persons outside of the Company's employees bound by similar agreement, during the term of this Agreement or at any time thereafter, except as required in the course of his employment with the Company. All Confidential Information and Proprietary Items, whether prepared by the Employee or otherwise, coming into his possession, shall remain the exclusive property of the Company and shall not be permanently removed from the premises of the Company under any circumstances whatsoever, without the prior written consent of the Company.

The Employee will not be obliged to keep information confidential to the extent that the information has ceased to be confidential and has entered the public domain otherwise than due to the Employee's acts. The provisions of this Section 3.1 shall be in addition to, and shall not affect, the Employee's common law duty of fidelity to the Company.

Section 3.2. The parties foresee that the Employee may make inventions or create other intellectual property in the course of his duties hereunder and agree that in this respect the Employee has a special responsibility to further the interests of the Company and its affiliates.

Section 3.3 The Employee agrees that during the Employee’s employment with the Company and for an additional period of the two (2) years immediately following termination of the Employee’s employment with the Company, the Employee shall not directly or indirectly, as an individual or as a director, officer, contractor, employee, consultant, partner, investor or in any other capacity with any corporation, partnership or other person or entity, other than the Company (an “Other Entity”), (i) contact or communicate any then current material customer or client of the Company in the Business, or any person or entity with which the Company is then engaged in material discussions regarding that person or entity becoming a client or customer of the Company in the Business, for the purpose of inducing any such customer or client to move its account from the Company to another company in the Business; provided, however, that nothing in this sentence shall prevent the Employee from becoming employed by or providing consulting services to any such customer or client of the Company in the Business, or (ii) solicit any other employee of the Company for employment or a consulting or other services arrangement with an Other Entity. The restrictions of this Section 3.3 shall not be deemed to prevent the Employee from owning not more than 5% of the issued and outstanding shares of any class of securities of an issuer whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. In the event a court of competent jurisdiction determines that the foregoing restriction is unreasonable in terms of geographic scope or otherwise then the court is hereby authorized to reduce the scope of said restriction and enforce this Section 3.3 as so reduced. If any sentence, word or provision of this Section 3.3 shall be determined to be unenforceable, the same shall be severed herefrom and the remainder shall be enforced as if the unenforceable sentence, word or provision did not exist. Notwithstanding any provision of this Agreement to the contrary, the terms and conditions of this Section 3.3 shall survive for a period of two (2) years following termination of the Employee’s employment with the Company, at which time the terms and conditions of this Section 3.3 shall terminate.

Section 3.4 The employee agrees to abide by all the conditions of the Company Code of Conduct and Ethics.

ARTICLE 4

Termination of Employment

Section 4.1. Resignation by the Employee. The Employee may resign from his employment with the Company at any time by providing written notice to the Company of resignation at least ninety days (90) prior to the effective date of the resignation (the "Resignation Date”). Employee may resign at any time for “good reason,” due to (a) a material breach of this Agreement by the Company which continues after the Employee has given the Company thirty days (30) written notice of such breach, or (b) the assignment to the Employee of duties materially inconsistent with this Agreement other than in accordance with the terms of this Agreement, and the Company has not rectified such assignment within thirty days (30) after the Employee has given the Company written notice of such breach. A termination by the Employee for “good reason” shall entitle the Employee to the same compensation and benefits as if the Employee had been terminated by the Company without cause. In the event of a termination by the Employee for “good reason,” the provisions of Section 3.3 shall not apply and shall be of no force or effect. Upon any resignation by the Employee, the Employee shall use reasonable best efforts to assist the Company in good faith to effect a smooth transition. If employee voluntarily resigns his position without “good reason” prior to the termination of this contract the compensation terms of this agreement are null and void.

Section 4.2. Termination by the Company without Cause. At any time, the Company may, in its sole and absolute discretion, terminate the Employee's employment with the Company (the actual date of termination being referred to as the "Termination Date") without cause, by providing written notice thereof to the Employee ("Termination Notice") at least ninety days (90) prior to the Termination Date. In the event of termination of the Employee's employment pursuant to this Section, the Company shall continue to pay to the Employee the Employee’s then current Annual Salary throughout such ninety-day (90) notice period and shall pay the Employee as compensation for loss of office (a) twelve months Annual Salary at the Employee’s then current salary in equal monthly installments over the twelve month period following the Termination Date, provided that such payments shall cease if the Employee becomes employed by a company which is in the Business during such twelve month period, and (b) all vacation accrued as of the Termination Date calculated in accordance with Section 1.2.4. Upon receipt by the Employee of a Termination Notice pursuant to this Section 4.2, (a) the Employee shall assist the Company in good faith to effect a smooth transition, and (b) the Company may request the Employee to vacate the premises owned by the Company and used in connection with the Business within a reasonable time, provided that the obligation of the Company to make payments to the Employee pursuant to this Section 4.2 and the other provisions of this Agreement shall not be affected, provided further, that in the event of a termination by the Company without cause pursuant to this Section 4.2, the provisions of Section 3.3 shall not apply and shall be of no further force or effect.

Section 4.3. Termination by the Company With Cause. This Agreement shall be deemed to be terminated and the employment relationship between the Employee and the Company shall be deemed severed upon written notice to the Employee by the Company after the occurrence of any of the following:

a)
The final, non-appealable imposition of any restrictions or limitations by any governmental authority having jurisdiction over the Employee to such an extent that he cannot render the services for which he was employed.

b)
The Employee (i) willfully and continually fails or refuses (without proper cause) to substantially perform the duties of his employment and to adhere in all material respects to the provisions of this Agreement and the written policies of the Company, which failure shall not be remedied within thirty (30) days after written notice from the Company to the Employee, or (ii) conducts himself in a fraudulent manner, or (iii) conducts himself in an unprofessional or unethical manner which in the reasonable judgment of the Board of Directors of the Company is detrimental to the Company.

c)
The Employee willfully and continually fails or refuses to adhere to any written agreements to which the Employee and the Company or any of its affiliates are parties, which failure shall not be remedied within thirty (30) days after written notice from the Company to the Employee.

d)
In the event of death of the Employee during employment. In such event the Company shall pay to the estate of the Employee the compensation earned by the Employee prior to his death but not yet paid to him by the Company.

ARTICLE 5

Change in Control

The Board of Directors of the Company (“the Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility or occurrence of a Change in Control of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any pending, threatened or actual Change in Control, and to provide the Employee with compensation and benefits arrangements upon a Change in Control which are consistent with the Employee’s significant leadership position and which are competitive. (See Addendum A for Definition of Change in Control)

 Section 5.1 Involuntary Termination/Change in Control. In the case of involuntary termination of the Employee, resulting from a Change in Control of the Company, and due to one or more of the following conditions being met up to one year following such Change in Control:

a.
Elimination or diminution of the Employee’s position, authority, duties and responsibilities relative to the most significant of those held, exercised and assigned at any time during the six month period immediately preceding a Change in Control;

b.
Change in location requiring the Employee’s services to be performed at a location other than the location where the Employee was employed immediately preceding a Change in Control, other than any office which is the headquarters of the Company and is less than 35 miles from such location.

The Employee will receive written notice of involuntary termination and will be paid compensation in terminal pay, annual bonus, and participation in benefits, savings and retirement plans as summarized below.

Section 5.2 Voluntary Termination/Change in Control. In the event of change in control, which does not result in involuntary termination of the Employee or diminution of the Employee’s position, authority, duties and responsibilities, the Employee may elect to voluntarily terminate within one year of the Change in Control and may elect the Change in Control provisions summarized below.

Section 5.3 Terminal Pay. The Employee will receive terminal pay, to be paid in equal installments in semi-monthly installments, at least equal to two (2) years annual base salary payable to the Employee by the Company in respect of the twelve-month period immediately preceding termination.

Section 5.4 Special Bonus. In addition to the Terminal Pay and Annual Bonus, the Employee will be eligible, based on performance, for any special bonus program which may be instituted by the Company in recognition of particular assignments, duties or responsibilities required during the crucial transition period leading up to, or following, the Change in Control.

Section 5.5 Benefits, Savings and Retirement Plans. During the period of terminal payments, the Employee will remain in employee status for benefits purposes only and will be entitled to participate in all benefits, savings and retirement plans, practices, policies and programs of the Company applicable generally to other peer executives of the Company, with the expectation that the Employee continues to make all applicable employee contributions to said program(s).

ARTICLE 6

Guarantee
BASi hereby unconditionally and irrevocably guarantees to the Employee the due performance by the Company of all its obligations under or in respect of the terms of this Agreement and shall as primary obligor and not as surety on demand pay to the Employee all sums due to be paid by the Company to the Employee. This guarantee shall be a continuing guarantee and shall inure to the benefit of the Employee, his heirs, successors and assigns.

ARTICLE 7

Miscellaneous

Section 7.1. Relationship between the Parties. The relationship between the Company and the Employee shall be that of an employer and an employee, and nothing contained herein shall be construed or deemed to give the Employee any interest in any of the assets of the Company.

Section 7.2. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered personally or sent by certified mail, addressed to the party entitled to receive said notice, at the following addresses:

If to Company:	Bioanalytical Systems
2701 Kent Avenue
West Lafayette, IN 47906

If to Employee:	Edward Chait
308 Rosebank Lane
West Lafayette, IN 47906

or at such other address as may be specified from time to time in notices given in accordance with the provisions of this Section 7.2.

Section 7.3 Enforceability. Both the Company and the Employee stipulate and agree that if any portion, paragraph sentence, term or provision of this Agreement shall to any extent be declared illegal, invalid or unenforceable by a duly authorized court of competent jurisdiction, then, (a) the remainder of this Agreement or the application of such portion, paragraph, sentence, term or provision in circumstances other than those as to which it is so declared illegal, invalid or unenforceable, shall not be affected thereby, (b) this Agreement shall be construed in all respects as if the illegal, invalid or unenforceable matter had been omitted and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and (c) the illegal, invalid or unenforceable portion, paragraph, sentence, term or provision shall be replaced by a legal, valid and enforceable provision which most closely reflects the intention of the parties hereto as reflected herein.

Section 7.4. Nonwaiver. The failure of either party hereto to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its or his rights hereunder shall not be construed as a waiver of any such provisions or as the relinquishment of any such rights.

Section 7.5. Succession. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their heirs, personal representatives, and successor entities. This Agreement may not be assigned by either party without prior written agreement of both parties.

Section 7.6. Governing Law. The laws of the United States and the State of Indiana shall govern the construction and enforceability of this Agreement.

Section 7.7. Entire Agreement. This Agreement constitutes the entire Agreement between the parties as to the subject matter contained herein and all other agreements or understandings are hereby superseded and terminated.

Section 7.8. Collective Agreements. There are no collective agreements which directly affect the terms and conditions of the Employee's employment.

Section 7.9. Grievance and Disciplinary Procedures. If the Employee wishes to obtain redress of any grievance relating to his employment or if he is dissatisfied with any reprimand, suspension or other disciplinary steps taken by the Company, he shall apply in writing to the Chairman of the board of directors of the Company, setting out the nature and details of any such grievance or dissatisfaction.

Section 7.10. Heading. The headings of the sections are inserted for convenience only and do not effect the interpretation or construction of the sections.

Section 7.11. Remedies. Employee acknowledges that a remedy at law for any breach or threatened breach of the provisions of Sections 3.1 through 3.3 of this Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief, both preliminary and permanent, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach. Employee further acknowledges and agrees that in the event of a breach by Employee of any provision of Sections 3.1 through 3.3 of this agreement, the Company shall be entitled, in addition to all other remedies to which the Company may be entitled under this Agreement to recover from Employee its reasonable costs including attorney's fees if the Company is the prevailing party in an action by the Company. This Agreement is entered into by the Company for itself and in trust for each of its affiliates with the intention that each company will be entitled to enforce the terms of this Agreement directly against Employee.

IN WITNESS WHEREOF, the Company and the Employee have executed, or caused to be executed, this Agreement as of the day and year first written above.

"COMPANY"	"EMPLOYEE"

/s/ Richard M. Shepperd	/s/ Edward Chait
Richard M. Shepperd
President & CEO	Edward Chait
Bioanalytical Systems, Inc.

ADDENDUM A
Edward Chait Employment Agreement

A “Change in Control” shall mean the occurrence of any of the following events:

1.
Approval by stockholders of the Company of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the company would be converted into cash, securities or other property, other than a consolidation or merger of the company in which holders of its common stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the company.

2.
A change in the majority of members of the board within a 24-month period unless the election or nomination for election by the Company stockholders of each new director was approved at a vote of two thirds of the directors then still in office who were in office at the beginning of the 24-month period.

3.
Either (A) receipt by the Company of a report on schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”) disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of 20 per cent or more of the outstanding stock of the company or (B) actual knowledge by the company of facts, on the basis of which any person is required to file such a report on schedule 13D, or an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time Specified in Section 13(d) of the 1934 Act) disclosing that such a person is the beneficial owner, directly or indirectly, of 20 per cent or more of the outstanding stock of the company.

4.
Purchase by any person (as defined in section 13(d) of the 1934 Act), corporation or other entity, other than the company or a wholly-owned subsidiary of the company, of shares pursuant to a tender or exchange offer, to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such person, group, corporation or other entity is the beneficial owner (as defined in rule 13d-3 under the 1934 Act), directly or indirectly, of 20 per cent or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock.

ADDENDUM A, Page 2

5. The Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, more than 50 per cent of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates (as defined in the rules of the Securities and Exchange Commission) of such other company in exchange for stock of such other company).